AMENDMENT NO. 2 TO LOAN AGREEMENT

THIS AMENDMENT NO. 2 TO LOAN AGREEMENT is made as of April 10, 2006 by and between M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (“M&I”), and TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Borrower”).

IN CONSIDERATION OF the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, it is hereby agreed that:

ARTICLE I -                                DEFINITIONS

When used herein, the following terms shall have the meanings specified:

1.1 Amendment.  “Amendment” shall mean this Amendment No. 2 to Loan Agreement.

1.2 Loan Agreement.  “Loan Agreement” shall mean the Loan Agreement between M&I and the Borrower, dated as of December 19, 2002 together with the Exhibits and Schedules attached thereto, as amended by an Amendment No. 1 to Loan Agreement dated as of September 13, 2004, a Letter Agreement dated as of March 14, 2005, a Letter Agreement dated as of June 30, 2005, and a Letter Agreement dated as of October 21, 2005.

1.3 Other Terms.  The other capitalized terms used in this Amendment shall have the definitions specified in the Loan Agreement.

ARTICLE II -                                AMENDMENTS

The Loan Agreement is amended as of the date hereof as follows:

2.1 Section 4.4 – Consolidation or Merger.  Section 4.4 of the Loan Agreement is amended in its entirety to read as follows:

4.4           Consolidation or Merger.  Consolidate with or merge into any other Person, or permit another Person to merge into it, or acquire substantially all of the assets of any other Person, whether in one or a series of transactions, except that (a) Borrower may permit any Subsidiary to merge into it or into a wholly owned Subsidiary, and (b) provided that (i) no Default or Event of Default then exists or would be created thereby and (ii) the Fixed Charge Coverage Ratio of the Borrower is at least 1.10:1 on an historical and pro forma basis taking into account such transaction, the Borrower may acquire substantially all of the assets or business or stock or other evidences of beneficial ownership of, any Person, provided further that the aggregate consideration paid and liabilities assumed for all such transactions may not exceed (1) $30,000,000 in the aggregate for the Borrower’s fiscal years 2006

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and 2007 combined and (2) $10,000,000 in any fiscal year thereafter, on a non-cumulative basis.

2.2 Section 4.7 – Restricted Payments.  Section 4.7 of the Loan Agreement is amended in its entirety to read as follows:

4.7           Restricted Payments.  (a) Declare or pay any non-cash dividends; or (b) purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or (c) make any distribution of assets to its stockholders as such, whether in assets or in obligations of Borrower; or (d) allocate or otherwise set apart any sum for the purchase, redemption, or retirement of any shares of its capital stock; or (e) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or (f) declare or pay any cash dividends to any stockholders; provided, however, so long as no Default or Event of Default then exists or would be created thereby, the Borrower may (i) pay cash dividends not to exceed $3,000,000 in any rolling four-quarter period and (ii) purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding provided that the aggregate of the amount paid or consideration paid or extended for any such stock shall not exceed $2,500,000 in any rolling four-quarter period.

2.3 Section 4.11 – Capital Expenditures.  Section 4.11 is amended by deleting the amount “$12,500,000” contained therein and inserting “$15,000,000” in its place.

2.4 Section 5.14 – Most Favored Lender.  Section 5.14 is hereby added to the Loan Agreement as an additional covenant:

5.14           Most Favored Lender.  The Borrower covenants that if, on any date, it or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under any agreement evidencing, securing, guaranteeing or otherwise relating to any Indebtedness (other than the Indebtedness evidenced by this Loan Agreement) in excess of $1,000,000, or obligations in excess of $1,000,000 in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries, that contains, or amends any such agreement to contain, one or more Additional Covenants or Additional Defaults, then on such date the terms of this Loan Agreement shall, without any further action on the part of the Borrower or M&I, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement.  The Borrower further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for M&I) an amendment

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to this Agreement in form and substance satisfactory to M&I evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 5.14, but shall merely be for the convenience of the parties hereto.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Article 4 or 5 of this Agreement, or related definitions in Article 7 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holders of any Indebtedness (other than the Indebtedness evidenced by this Loan Agreement), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Section 4 or 5 of this Agreement, or related definitions in Section 7 of this Agreement.

“Additional Default” shall mean any provision contained in any document evidencing Indebtedness (other than the Indebtedness evidenced by this Loan Agreement), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries, which permits the holder or holders of Indebtedness or obligations in respect of Swap Agreements to accelerate (with the passage of time or giving of notice or both) the maturity thereof, permits any such holder to terminate any such Swap Agreements or otherwise requires the Borrower or any Subsidiary to purchase any such Indebtedness or obligations in respect of Swap Agreements, prior to the stated maturity thereof and which either (i) is similar to any Default or Automatic Event of Default or Event of Default defined in Section 7 of this Agreement, or related definitions in Section 7 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of any such Indebtedness or obligations in respect of Swap Agreements (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any

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Default or Automatic Event of Default or Event of Default contained in Section 7 of this Agreement, or related definitions in Section 7 of this Agreement.

2.5 Section 7.1 – Definitions – EBITDA.  The definition of “EBITDA” contained in Section 7.1 of the Loan Agreement is amended in its entirety to read as follows:

“EBITDA” shall mean the sum of (i) Net Income plus, (ii) to the extent deducted in the calculation of Net Income, (a) interest expense, (b) depreciation and amortization expense, and (c) income tax expense; provided, however, such expenses are acceptable to M&I in its discretion; and EBITDA will be further adjusted to include EBITDA related to acquisitions which are permitted under Section 4.4 of the Loan Agreement with adjustments made by the Borrower and approved by M&I and The Prudential Insurance Company of America in their judgment (which approval shall not be unreasonably withheld), all as determined for the Borrower and its Subsidiaries on a consolidated basis for the four quarters ending on the date of determination, without duplication, and in accordance with GAAP applied on a consistent basis.

2.6 Section 7.1 – Definitions – Permitted Indebtedness.  The definition of “Permitted Indebtedness” contained in Section 7.1 of the Loan Agreement is amended in its entirety to read as follows:

“Permitted Indebtedness” shall mean:  (a) Indebtedness of Borrower to M&I; (b) purchase money Indebtedness secured by Purchase Money Liens, which Indebtedness shall not exceed $1,000,000 per year on a non-cumulative consolidated basis; (c) unsecured accounts payable and other unsecured obligations of Borrower or any Subsidiary incurred in the ordinary course of business of Borrower or any Subsidiary and not as a result of any borrowing; (d) Indebtedness owed by the Borrower to a Subsidiary; (e) Indebtedness existing on the Closing Date and set forth on Schedule 7.1 and refinancings thereof which does not increase the principal amount thereof or accelerate the amortization thereof; (f) Indebtedness of Borrower in an aggregate principal amount not to exceed $25,000,000 pursuant to a Note Agreement dated as of April 10, 2006, executed by the Borrower and accepted by The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Security Benefit Life Insurance Company, Inc., American Skandia Life Assurance Corporation, and Mutual of Omaha Insurance Company, as Noteholders, provided that such Indebtedness is unsecured and provided further that any amendments to the Note Agreement shall require M&I’s consent

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(other than any amendment (1) with respect to (i) the rate of interest on the Notes, (ii) any fee payable with respect to the Notes or (iii) any other amounts payable under the Note Agreement, the Notes or with respect thereto or (2) occurring or entered into as a result of the application of paragraph 6J of the Note Agreement).

2.7 Miscellaneous Amendments.  The Loan Agreement and all other agreements, documents, instruments and materials executed and delivered heretofore or hereafter pursuant to the Loan Agreement are deemed hereby to be amended so that any reference therein to the Loan Agreement shall be a reference to such documents as amended by or pursuant to this Amendment.

ARTICLE III -                                REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to M&I that:

3.1 Loan Agreement.  All of the representations and warranties made by the Borrower in the Loan Agreement are true and correct on the date of this Amendment.  No Default or Event of Default under the Loan Agreement has occurred and is continuing as of the date of this Amendment.

3.2 Authorization; Enforceability.  The making, execution and delivery of this Amendment, and performance of and compliance with the terms of the Loan Agreement, as amended, have been duly authorized by all necessary corporate action by the Borrower.  This Amendment constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

3.3 Absence of Conflicting Obligations.  The making, execution and delivery of this Amendment, and performance and compliance with the terms of the Loan Agreement, as amended, do not violate any presently existing provision of law or the Articles of Incorporation or Bylaws of the Borrower or any Subsidiary or any agreement to which the Borrower or any Subsidiary is a party or by which any of them are bound.

ARTICLE IV -                                MISCELLANEOUS

4.1 Continuance of the Loan Agreement.  Except as specifically amended by this Amendment, the Loan Agreement and all other agreements, documents, instruments and materials executed and delivered heretofore or hereafter pursuant to the Loan Agreement shall remain in full force and effect.

4.2 Expenses and Attorney’s Fees.  The Borrower shall pay all fees and expenses incurred by M&I, including the reasonable fees of counsel, in connection with the preparation of this Amendment and the consummation of the transactions contemplated by this Amendment, and the protection or enforcement of the rights of M&I under this Amendment.

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4.3 Survival.  All agreements, representations and warranties made in this Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document.

4.4 Governing Law.  This Amendment and the other documents issued pursuant to this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to contracts made and wholly performed within such state.

4.5 Counterparts; Headings.  This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.  Article and Section headings in this Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

4.6 Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

4.7 Effectiveness.  This Amendment shall be effective as of the date first written above upon receipt by M&I of the following items:

(a) this Amendment duly executed by the Borrower;

(b) a copy of the fully-executed Note Agreement referenced in Section 2.5 of this Amendment, in a form acceptable to M&I; and

(c) such additional supporting documents and materials as M&I may reasonably request.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Loan Agreement as of the date first written above.

M&I MARSHALL & ILSLEY BANK
By:______________________________________ Title:______________________________________
Attest:_____________________________________ Title:______________________________________
TWIN DISC, INCORPORATED By:______________________________________ Title:______________________________________

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